UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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KOHL’S CORPORATION

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THE FOLLOWING CASE STUDY WAS MADE AVAILABLE BY KOHL’S ON APRIL 21, 2022:

T.Rowe Price®
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Proxy Voting Case Study

As at 13 April 2022

The following case study provides insight into how T. Rowe Price Associates, Inc. (TRPA), intends to vote.

Case study

Company **Kohl's Corp.**	**Symbol** **KSS (NYSE)**	**Meeting date** **11 May 2022**
Reason for highlighting this case study	This is a contested board election in a company where TRPA has a large stake.	
Analysis	TRPA is a long-term shareholder of U.S. retailer Kohl's Corp. Kohl's represents a differentiated offering among department stores. The company has experienced setbacks in the past several years including COVID-related store closures, missed revenue targets, and strategic initiatives that have been slow to gain traction. In April 2021, the company settled with a group of activist funds led by Macellum Capital Management, appointing three new directors to the Board of Directors as part of the agreement. Earlier this year, Macellum expressed disappointment in the company's progress over the past nine months and disclosed its nomination of 10 directors to replace a majority of the Kohl's board. The investor's stated objectives are to have the new board initiate a process to sell the company or, in the event a deal is not reached, to implement a series of operational changes and/or real estate transactions in an effort to enhance value. At the same time, the company announced in March that it received preliminary indications of interest from potential strategic or financial buyers. In contested elections where TRPA is a significant shareholder, our practice is to meet with both parties as we form our voting decision. We did so in this case. We engage with members of the Kohl's board and its management periodically as part of our regular, ongoing investment dialogue with companies in our clients' portfolios and proprietary funds. These conversations gave us a solid understanding of the board's guiding philosophy on capital allocation, and their perspectives on the strategic direction of the company. We find strong evidence that the incumbent board is committed to choosing the path it believes has the highest likelihood of shareholder value creation. Furthermore, we are confident the board is employing an independent and rigorous process to determine the appropriate path for the company. Kohl's continues to have challenges ahead of it. Company management has laid out profitability targets and operational goals, and we have encouraged the board to hold the management team accountable by publishing frequent, transparent assessments of its progress against these goals. We also offered suggestions as to how its executive incentive program may be amended to become more closely aligned with these targets. In addition, we evaluated the possibility of a sale-leaseback transaction, one of the recommendations Macellum has put forth in public filings. We would have concerns about such a transaction, as it could unduly increase leverage of this cyclical company at the wrong point in the cycle. We reviewed these previous engagements as we made our vote decision. We also considered the unusual circumstances the board finds itself in at the moment, simultaneously undertaking a proxy contest and the evaluation of a potential sale of the company. Each of these is a time-consuming and distracting endeavor at a time when it's critical that the company continue to execute its value-creation strategy. In our view, our final vote decision reflects the path we believe is most constructive, enabling the company to focus on the decisions most likely to benefit shareholders over time.	
Vote decision	T. Rowe Price Associates, Inc. (TRPA), on behalf of the T. Rowe Price funds and certain of its advisory clients support the **Management** slate at the shareholder meeting on May 11. This means we intend to vote FOR the 13 nominees presented by the Kohl's board. We do not intend vote on the Macellum card, and we will not support any of its 10 nominees.	

NOT A PROXY STATEMENT

This case study is not a proxy statement nor a solicitation of proxies from the holders of Kohl's Corp. common stock and represents T. Rowe Price Associates, Inc. (TRPA) and its investment advisory affiliates, excluding T. Rowe Price. Investment Management, Inc., voting intention which is subject to change. T. Rowe Price Investment Management, Inc. votes proxies independently from the other T. Rowe Price related investment advisers and has adopted its own proxy voting guidelines.

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Important Information This material is provided for informational purposes only and is not intended to be investment advice or a recommendation to take any particular investment action. The views contained herein are as of the date noted on the material and are subject to change without notice; these views may from those of other T. Rowe Price group companies and/or associates. Under no circumstances should the material, in whole or in part, be copied or redistributed without consent from T. Rowe Price. This information is not intended to reflect a current or past recommendation, investment advice of any kind, or a solicitation of an offer to buy or sell any securities or investment services. The opinions and commentary provided do not take into account the investment objectives or financial situation of any particular investor or class of investor. Investors will need to consider their own circumstances before making an investment decision. Past performance is not a reliable indicator of future performance. All investments are subject to market risk, including the possible loss of principal. Prepared by T. Rowe Price Associates, Inc., investment adviser. T. Rowe Price Investment Services, Inc., Distributor, T. Rowe Price mutual funds. © 2022 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, and the Bighorn Sheep design are, collectively and/or apart, trademarks of T. Rowe Price Group, Inc.